Exhibit 99.1

July 31, 2015

Dear Fellow Shareholder,

Prime Meridian Bank maintained its forward momentum in the second quarter. The Company is running smoothly and – like a boat on plane – continues to ride a wave of growth and stability.

Under the ticker symbol PMHG – the Company will list and trade on the OTC Markets Group exchange (OTCQX: PMHG) in the coming months. This move will provide a market for Prime Meridian stock and a form of “currency” to fund potential future growth and acquisition opportunities. (More details about our stock listing will be provided in a forthcoming letter to shareholders).

Our expansion into Crawfordville, Florida (Wakulla County) is likewise moving forward. The branch will take shape in two phases.

•	PHASE I: installation of a modular bank building, complete with drive-thru and SmartATM. The office — led by Wakulla Market President and banking veteran, Lew Moore — will be full service. We anticipate an early Fall, 2015 opening and invite you to visit us once a date is announced. (Anticipated completion: September 2015)

•	PHASE II: design and construction of a permanent branch building demonstrating our commitment to the Wakulla community. As reported in our first quarter letter, the Wakulla market is already yielding significant deposit relationships and lending opportunities for us. (Anticipated completion: Fall 2016)

Our mortgage loan department continues to gain momentum as the market improves. We have added loan originators and processors in order to match demand and deliver the great service for which we are known.

The Company is exploring additional loan (lending) servicing opportunities as well. This move would enhance our market presence and profitability in this area.

Prime Meridian Holding Company  •  P.O. Box 13629  •  Tallahassee, Florida 32317

Phone 850.907.2301  •  Fax 850.907.2932

Progress like this would not be possible without the dedication and energy of the Prime Meridian Bank team – a team that earned a spot in American Banker’s “2015 Best Banks to Work For” ranking in May, 2015. We learn our final ranking in August, but are satisfied nonetheless that our branding and adherence to core principles is paying off for both our team members and shareholders.

The Numbers

We are pleased to report our second quarter results for Prime Meridian Holding Company (the “Company”) for the quarter ended June 30, 2015. The Company realized net earnings of $376,000, or $0.19 per basic and diluted share, for the quarter ended June 30, 2015, compared to a net loss of $91,000 or ($0.05) per basic and diluted share, for the quarter ended June 30, 2014. For the first six months of 2015, the Company reported net earnings of $825,000 or $0.42 per basic and diluted share, compared to $165,000 or $0.10 per basic and diluted share for the same period a year ago. The increase in earnings for both periods has primarily been driven by higher loan balances and increased mortgage banking revenue as well as a lower loan loss provision in 2015.

Earnings Summary

Net interest income increased $334,000, or 18.8% to $2.1 million, when comparing the second quarter of 2015 to the second quarter of 2014. For the six month period ending June 30, 2015, net interest income increased $633,000 or 18.1% over the same period in 2014. This growth can be attributed mostly to increased loan production and prudent interest expense management. Average loan balances increased from $127.5 million for the six months ended June 30, 2014 to $160.1 million for the six months ended June 30, 2015 as our relationship managers continue to seek out desirable loan opportunities from both our existing client base and new prospects. Noninterest income has also increased year over year from $304,000 for the six months ended June 30, 2014 to $436,000 for the six months ended June 30, 2015, a 43.4% increase. Most of this growth came from mortgage banking revenue, as we continue to see strong interest in this sector, and a $42,000 gain on sale of securities available for sale in the first quarter. Finally, net earnings in 2015 have benefitted from a lower loan loss provision. As communicated in the February 2, 2015 shareholder letter, the Bank incurred a net loan charge-off of $403,419 in 2014 in connection with a $1.4 million impaired commercial real estate loan.

Financial Condition

As of June 30, 2015, total assets were $229.3 million, with total deposits measuring $199.3 million. This compares to $210.4 million in total assets and $184.0 million in total deposits at December 31, 2014.

The Bank remains “well capitalized” with the Company having total capital of $23.7 million at June 30, 2015 and a book value of $12.19 per share.

Prime Meridian Holding Company  •  P.O. Box 13629  •  Tallahassee, Florida 32317

Phone 850.907.2301  •  Fax 850.907.2932

As of June 30, 2015, the Company’s condensed consolidated balance sheet was as follows:

Condensed Consolidated Balance Sheet

As of June 30, 2015

Dollars in Thousands

ASSETS

Cash & Investments	$48,575
Net Loans	171,575
Loan Held for Sale	2,160
Premises & Equipment	3,627
Other Assets	3,353

Total Assets	$229,290

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$199,253
Other Liabilities	6,328

Total Liabilities	205,581

Stockholders’ Equity	23,709

Total Liabilities & Stockholders’ Equity	$229,290

Complete SEC filings and other pertinent shareholder information may be found online at our Investor Relations website: http://investors.primemeridianbank.com.

This story would not be possible without your continued support, and for that, we remain grateful.

Warm regards,

Sammie D. Dixon, Jr.	Rick Weidner
CEO and President	Chairman of the Board

This Shareholder Letter may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates and expectations. These forward-looking

Prime Meridian Holding Company  •  P.O. Box 13629  •  Tallahassee, Florida 32317

Phone 850.907.2301  •  Fax 850.907.2932

statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Form 10-K for the year ended December 31, 2014, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Prime Meridian Holding Company  •  P.O. Box 13629  •  Tallahassee, Florida 32317

Phone 850.907.2301  •  Fax 850.907.2932